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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                                  STRYKER CORP.
- ------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
- ------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    863667101
- ------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2000
- ------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X| Rule 13d-1(b)

|_| Rule 13d-1(c)

|_| Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SEC 1745 (2-95)

CUSIP No. 863667101                   13G                    Page 2  of  5 Pages


- ------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     W.P. Stewart & Co., Ltd.           Tax I.D. # - 98-0201080

- ------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

- ------------------------------------------------------------------------------
3.   SEC USE ONLY



- ------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Hamilton, Bermuda
- ------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           8,749,101
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         8,749,101
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            None
- ------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     8,749,101
- ------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


- ------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     4.47%
- ------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*


     Investment Adviser (IA)
- ------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 863667101                   13G                    Page 3  of 5  Pages


            --------------------------------------------------------------------
Item 1(a)   Name of Issuer:


            Stryker Corp.
            --------------------------------------------------------------------
Item 1(b)   Address of Issuer's Principal Executive Offices:


            P.O. Box 4085, Kalamazoo, MI 49003-4085
            --------------------------------------------------------------------
Item 2(a)   Name of Person Filing:


            W.P. Stewart & Co., Ltd.

            --------------------------------------------------------------------
Item 2(b)   Address of Principal Business Office:


            Trinity Hall, 43 Cedar Avenue, Hamilton HM 12 Bermuda
            --------------------------------------------------------------------
Item 2(c)   Citizenship:


            Bermuda
            --------------------------------------------------------------------
Item 2(d)   Title of Class of Securities:


            Common Stock
            --------------------------------------------------------------------
Item 2(e)   CUSIP Number:


            G84922 10 6
            --------------------------------------------------------------------
Item 3

     (e)  [X] Investment Adviser in accordance with
              (Section) 240.13d-1(b)(1)(ii)(E)

Item 4.  Ownership.

     (a)  Amount Beneficially Owned:

          8,749,101
          ----------------------------------------------------------------------

     (b)  Percent of Class:

          4.47%
          ----------------------------------------------------------------------

CUSIP No. 863667101                   13G                    Page 4  of 5  Pages



     (c)  Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote        8,749,101
                                                                ----------------

          (ii)  shared power to vote or to direct the vote      none
                                                                ----------------

          (iii) sole power to dispose or to direct the
                disposition of                                  8,749,101
                                                                ----------------

          (iv)  shared power to dispose or to direct the
                disposition                                     none
                                                                ----------------


Item 5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the Class of Securities, check the following [x].

Item 6. W.P. Stewart & Co., Ltd. is deemed to be a beneficial owner for purpose of Rule 13(d) since it has the power to make investment decisions over securities for many unrelated clients. W.P. Stewart & Co., Ltd. does not, however have any economic interest in the securities of those clients. The clients are the actual owners of the securities and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. No client has an interest that relates to 5% or more of this security.

Item 7.  Not Applicable

Item 8.  Not Applicable

Item 9.  Not Applicable

Item 10. Not Applicable

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 863667101                   13G                    Page 5  of 5  Pages


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        2/26/01
                                        ----------------------------------------
                                                        (Date)


                                                   /s/LISA D. LEVEY
                                        ----------------------------------------
                                                      (Signature)


                                             Lisa D. Levey - General Counsel
                                        ----------------------------------------
                                                      (Name/Title)